UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2013

GENERAL EMPLOYMENT ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois	60181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2013, Jarett A. Misch, the Chief Financial Officer and Treasurer of General Employment Enterprises, Inc. (the “Company”), informed the Company’s Board of Directors that he is resigning from all positions with the Company to pursue another opportunity, effective February 22, 2013.

To assist the Company in completion of the Fiscal 2012 Audit, the Company has engaged Andrew J. Norstrud, a Consultant with Norco Accounting & Consulting. Mr. Norstrud has been engaged as the Accounting Compliance Consultant to ensure there is no disruption in the current process to complete the required filings.

Andrew J. Norstrud is a seasoned professional with Big Four Accounting experience, fifteen years of SEC filing experience and over ten years of experience as a member of executive management. Mr. Norstrud has focused on high growth, market active, public companies within a wide range of industries. Mr. Norstrud has significant experience in mergers and acquisitions, integration of acquired entities, SEC reporting for active companies, system implementations, financial planning and reporting, professional service operations and analysis, budgeting, contract negotiations and investor relations.

Andrew J. Norstrud was the full time Chief Financial Officer for Jagged Peak from October 2005 to October 2011. Prior to his role as CFO with Jagged Peak, Mr. Norstrud was the CFO of Segmentz, Inc. an asset light logistics company.

Before joining Segmentz, Mr. Norstrud worked for companies such as Grant Thornton LLP, and PricewaterhouseCoopers LLP. Mr. Norstrud earned a BA degree in Business and Accounting from Western State College and holds a Master of Accounting degree with a System emphasis from the University of Florida. He is a Florida licensed Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: February 15, 2013	By: /s/ Michael K. Schroering
Michael K. Schroering
Chairman of the Board and Chief Executive Officer